                                                                       EXHIBIT 8

                                      FORM
                    OPINION OF BRADLEY ARANT ROSE & WHITE LLP
                            AS TO CERTAIN TAX MATTERS

                                               , 2000
                           --------------------

First Bank Holding Company
1997 Capital Circle
Tallahassee, FL 32312

          RE: AGREEMENT AND PLAN OF MERGER BY AND BETWEEN SOUTHTRUST OF ALABAMA, INC. AND FIRST BANK HOLDING COMPANY, JOINED IN BY SOUTHTRUST CORPORATION

Ladies and Gentlemen:

         You have requested the opinion of Bradley Arant Rose & White LLP, as counsel to SouthTrust Corporation, a Delaware corporation and a registered financial holding company ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger, dated September 28, 2000 (the "Merger Agreement"), by and between SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub") and First Bank Holding Company, a Florida corporation ("First Bank Holding"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"). Specifically, you have requested us to opine that the merger of First Bank Holding with and into ST-Sub (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the stockholders of First Bank Holding upon the receipt solely of SouthTrust voting common stock in exchange for their First Bank Holding common stock upon consummation of the Merger.

         This opinion is being rendered pursuant to Section 9.8 of the Merger Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

         In rendering the opinion set forth below, we have examined and relied upon originals or copies of the Merger Agreement and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of First Bank Holding and SouthTrust included in the Merger Agreement.

         The opinion stated below is based upon the relevant provisions of the Internal Revenue Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither SouthTrust, ST-Sub nor First Bank Holding has requested or will receive an advance ruling from the IRS as to any of the federal income tax effects to holders of First Bank Holding common stock of the Merger, or of any of the federal income tax effects to SouthTrust, ST-Sub or First Bank Holding of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinion will be upheld by the courts if challenged by the IRS.

                                      FACTS

         SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST-Sub, that file consolidated federal income tax returns on the calendar year basis. SouthTrust Common Stock is publicly held and publicly traded through the Automated Quotation System of the Nasdaq Stock Market.

                  In accordance with resolutions of SouthTrust's Board of Directors adopted on December 16, 1998, and that certain Amended and Restated Rights Agreement, dated as of July 1, 2000 (the "Rights Agreement"), between SouthTrust and American Stock Transfer & Trust Company, as Rights Agent, each share of SouthTrust common stock issued and outstanding carries a right to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series 1999 Junior Participating Preferred Stock at a purchase price of $150.00 (a "Right"). These Rights will expire on February 22, 2009 unless redeemed earlier and are not exercisable or transferable separately from the shares of SouthTrust Common Stock until the occurrence of certain events associated with an acquisition of a substantial amount of SouthTrust Common Stock. The provisions of the Rights are more fully described in the Rights Agreement and the Certificate of Designation, Preferences and Rights of Series 1999 Junior Participating Preferred Stock. A copy of the Rights Agreement is incorporated by reference as an exhibit to the Registration Statement.

                  Immediately prior to the Merger, SouthTrust will own 100% of the common stock of ST-Sub, and ST-Sub will own 100% of the common stock of SouthTrust Bank, an Alabama banking corporation ("ST-Bank"). Both of ST-Sub and ST-Bank are included in the consolidated federal income tax return of SouthTrust.

                  First Bank Holding is a corporation organized pursuant to the laws of the State of Florida and is a registered bank holding company. As of September 28, 2000, the authorized common stock of First Bank Holding consisted of 1,000,000 shares of common stock, par value $.01 per share, of which 401,000 shares were issued and out standing (the "First Bank Holding Common Stock"); First Bank Holding owns 100% of the issued and outstanding common stock of First Bank, a Florida corporation, and the sole banking subsidiary of First Bank Holding (the "Bank"). First Bank Holding is an accrual method taxpayer using a calendar year accounting period.

                            THE PROPOSED TRANSACTIONS

                  Pursuant to the Merger Agreement the following transactions will take place:

                  1. First Bank Holding will merge with and into ST-Sub in accordance with the applicable corporation laws of the States of Florida and Alabama (the "Corporate Laws"), after which ST-Sub will be the surviving corporation. ST-Sub will acquire all of the assets and assume all of the liabilities of First Bank Holding. ST-Sub will be the surviving corporation and the separate corporate existence of First Bank Holding will terminate.

                  2. Each share of First Bank Holding Common Stock will become and be converted into the right to receive 1.7456 shares of SouthTrust Common Stock, and a Right will be associated with each share of SouthTrust Common Stock exchanged in the Merger for First Bank Holding Common Stock.

                  3. No fractional shares of SouthTrust Common Stock will be issued in the Merger; each holder of First Bank Holding Common Stock who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

                  4. Any holder of First Bank Holding Common Stock who dissents from the Merger will be entitled to receive from the surviving corporation the fair value of his or her shares in cash.

                                 REPRESENTATIONS

                  Officers of First Bank Holding and SouthTrust each have made certain written representations to us on behalf of their respective institutions by letters dated each of even date herewith (the "Representation Letters"), and with your consent, we have relied upon the accuracy and validity of these representations provided in the Representation Letters in offering the opinions expressed below.


                                     OPINION

                  Upon the basis of the foregoing facts and representations, and solely for purposes of the Code, we are of the opinion that:

                  (i) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. First Bank Holding, SouthTrust and ST-Sub each will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

                  (ii) First Bank Holding Shareholders will recognize no gain or loss upon their exchange of First Bank Holding Common Stock solely for SouthTrust Common Stock.

                  (iii) The basis of the shares of SouthTrust Common Stock received by the First Bank Holding Shareholders (including any fractional share interests to which they may be entitled) will be the same as the basis of the shares of First Bank Holding Common Stock surrendered in exchange therefor.

                  (iv) The holding period of the shares of SouthTrust Common Stock received by the Shareholders of First Bank Holding (including any fractional share interest to which they may be entitled) will include the period during which the shares of First Bank Holding Common Stock surrendered in exchange therefore were held by the First Bank Holding Shareholders, provided that the shares of First Bank Holding Common Stock surrendered were held as a capital asset within the meaning of Section 1221 of the Code by the First Bank Holding shareholders as of the Effective Time of the Merger.

                  (v) The receipt by a holder of First Bank Holding Common Stock of cash in lieu of a fractional share of SouthTrust Common Stock will be treated as though such fractional share actually was issued in the Merger and thereafter redeemed by SouthTrust for cash. The receipt of such cash in lieu of a fractional share by a holder of First Bank Holding Common Stock will be treated as a distribution by SouthTrust in full payment in exchange for the fractional share as provided in Section 302(a) of the Code.

                  (vi) First Bank Holding shareholders who exercise dissenters' rights, and as a result receive only cash, will be treated as having received such cash as a distribution in redemption of their shares of First Bank Holding Common Stock, subject to the provisions and limitations of Section 302 of the Code. Those holders of First Bank Holding Common Stock who receive only cash, and who hold no SouthTrust Common Stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger will be treated as having a complete termination of interest within the meaning of
Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for such holder's First Bank Holding Common Stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such First Bank Holding shareholders measured by the difference between the redemption price and the adjusted tax basis of the shares of First Bank Holding Common Stock surrendered. Provided that Section 341 of the Code (relating to collapsible corporations) is inapplicable and the First Bank Holding Common Stock is a capital asset in the hands of such holders, the gain, if any, will constitute capital gain. Such gain will constitute long-term capital gain if the surrendered shares of First Bank Holding Common Stock were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered shares of First Bank Holding Common Stock were held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

                  No opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Code and regulations, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.

                  This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust or ST-Sub other than those expressly stated in the above opinion.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the prospectus which is included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                      Yours very truly,